Exhibit 10.5

13024 Ballantyne Corporate Place
Harris Building Suite 900
Charlotte, NC 28277
(704) 554-1421
April 9, 2012

Mr. Carl E. Lee, Jr.

1250 York Street

Hanover, PA 17331

Re: Relocation Benefits

The purpose of this letter is to confirm the relocation benefits you are eligible to receive associated with your move from York, PA to Charlotte, NC in connection with your role as President and Chief Operating Officer at Snyder’s-Lance, Inc.

You are entitled to the standard benefits that are provided to relocating employees as outlined below:

•	House hunting & temporary lodging

•	Approved miscellaneous relocation expenses

•	Transportation of household goods

•	Home sale marketing assistance

•	Home purchase assistance

In recognition of the current real estate market and the expectation of a loss on the sale of your current home, the Compensation Committee of the Board of Directors have approved in lieu of your participation in the Company’s relocation relief fund, a payment of Two-Hundred and Fifty Thousand Dollars ($250,000.00) that will be made in cash to you following your purchase of a home in Charlotte, NC. This payment will be made following the closing of the purchase transaction and will be subject to normal withholdings.

Very truly yours,

David V. Singer
Chief Executive Officer